Exhibit 99.7

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

The Board of Directors

TODCO

2000 W. Sam Houston Parkway S., Suite 800

Houston, TX 77042

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated March 18, 2007 as Annex C to, and to the reference thereto under the captions “SUMMARY—Opinions of Financial Advisors—Opinion of TODCO’s Financial Advisor”, “THE MERGER—Background of the Merger”, “THE MERGER—Recommendation of the TODCO Board of Directors and Its Reasons for the Merger—Terms of the Merger Agreement and Merger Consideration” and “THE MERGER—“Opinion of TODCO’s Financial Advisor” in the Joint Proxy Statement relating to the proposed merger involving TODCO and Hercules Offshore, Inc. which Joint Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of Hercules Offshore, Inc. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

April 23, 2007